Exhibit 4.1

OFFICERS’ CERTIFICATE

MOTOROLA SOLUTIONS, INC.

Each of the undersigned officers of Motorola Solutions, Inc., a Delaware corporation (the “Company”), does hereby certify as follows:

1. Each of the undersigned has read Sections 102, 301 and 303 of the Senior Indenture, dated as of May 1, 1995 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) and the definitions in such Indenture relating thereto and has reviewed such other corporate documents and records relating to the matters referred to herein, and, in the opinion of the undersigned, has made such examination or investigation as is necessary to enable him to express an informed opinion on the matters set forth below.

2. The terms of the series of Securities of the Company entitled the “3.500% Senior Notes due March 1, 2023” (the “Notes”) to be issued under the Indenture have been established pursuant to a Board Resolution (as defined in the Indenture) and are set forth in Annex A hereto and the section entitled “Description of the Notes” included in the Company’s Prospectus Supplement dated February 25, 2013 to the Prospectus dated May 8, 2012, which section is herein incorporated by reference.

3. All conditions precedent provided for in the Indenture relating to the establishment and original issuance, authentication and delivery of the Notes have been complied with.

4. In the opinion of the undersigned, Section 301 of the Indenture has been complied with in the establishment of the terms of the Notes.

[Signature page attached.]

IN WITNESS THEREOF, each of the undersigned has placed his hand under the seal of the Company this 28th day of February, 2013.

/s/ Edward J. Fitzpatrick
Name: Title:	Edward J. Fitzpatrick Executive Vice President and Chief Financial Officer

/s/ Robert O’Keef
Name: Title:	Robert O’Keef Vice President and Treasurer

ANNEX A

to

Officers’ Certificate

1. The title of the series of Securities authorized hereby shall be the “3.500% Senior Notes due March 1, 2023” (the “Notes”) of the Company.

2. The aggregate principal amount of Notes that may be authenticated and delivered under the Indenture in accordance with this Officers’ Certificate is initially limited to $600,000,000, except for Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 304, 305, 906, 1107 or 1303 of the Indenture and except for any Notes which, pursuant to Section 303, are deemed never to have been authenticated and delivered under the Indenture; provided, however, that the Company may, without the consent of the Holders of the Notes, create and issue additional notes ranking equally with the Notes and otherwise similar in all respects so that such further notes would be consolidated and form a single series of the Notes.

3. The principal of the Notes shall be payable on March 1, 2023.

4. The Notes shall bear interest at the rate of 3.500% per annum from February 28, 2013, payable semi-annually on March 1 and September 1 each year, commencing September 1, 2013, until the principal thereof is paid or made available for payment. Each such March 1 or September 1 shall be an “Interest Payment Date” for the Notes. The February 15 or August 15 (whether or not a Business Day), as the case may be, next preceding an Interest Payment Date shall be the “Regular Record Date” for the Interest payable on such Interest Payment Date.

5. The principal of and interest on the Notes shall be payable at the corporate trust office of the Trustee in Chicago, Illinois; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or by transfer to an account maintained by the payee inside the United States.

6. The Notes shall not be entitled to the benefit of any sinking fund and shall not be convertible or exchangeable into shares of the Company’s Common Stock.

7. The Notes shall be registered as Registered Securities.

8. The Notes shall be permanently issued as Global Securities under an arrangement with The Depositary Trust Company (“DTC”). The Notes will not be delivered to beneficial owners in definitive form unless and until the DTC is removed as the depositary and no successor depositary can be found, or, with respect to holders of beneficial interests in the Notes who hold such interests directly or indirectly though Clearstream Banking, societe anonyme (“Clearstream”) or Euroclear Bank, as operator of the Euroclear System (“Euroclear”), in the event that Clearstream or Euroclear, as applicable, notifies the Company that it is unwilling or unable to continue as a clearing system in connection with the Global Securities.

9. Payments of principal and interest on the Notes shall be paid to DTC or its nominee as the registered owner of the Notes.

10. The Company may redeem the Notes at its option at any time prior to maturity, in whole or in part, at a redemption price equal to the greater of (i) 100% of the aggregate principal amount of such Notes to be redeemed on the redemption date, or (ii) the sum of the present values of the remaining principal amount and scheduled payments of interest thereon (not including any portion of payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis at the Treasury Rate (as defined in the Company’s Prospectus Supplement dated February 25, 2013 to the Prospectus dated May 8, 2012 relating to the Notes) plus 30 basis points, plus accrued interest thereon to the date of redemption.

11. Upon the occurrence of a change of control repurchase event (as defined in the Company’s Prospectus Supplement dated February 25, 2013 to the Prospectus dated May 8, 2012 relating to the Notes), unless the Company has exercised its right to redeem the Notes, the Company will be required to make an offer to each holder of the Notes to repurchase all or any part (in excess of $2,000 and in integral multiples of $1,000 in excess thereof) of that holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased, plus accrued and unpaid interest to, but not including, the date of repurchase. Such offer will be conducted in accordance with the procedures described in the Company’s Prospectus Supplement dated February 25, 2013 to the Prospectus dated May 8, 2012 relating to the Notes. Notwithstanding the foregoing, the Company will not be required to make an offer to repurchase the Notes upon a change of control repurchase event (as defined in the Company’s Prospectus Supplement dated February 25, 2013 to the Prospectus dated May 8, 2012 relating to the Notes) if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.

12. The provisions of Section 1502 (defeasance) and 1503 (covenant defeasance) shall be applicable to the Notes.